UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 18, 2009

Cole Credit Property Trust III, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	333-149290	26-1846406
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2555 East Camelback Road, Suite 400, Phoenix, Arizona 85016
(Address of principal executive offices)
(Zip Code)

(602) 778-8700
(Registrant’s telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

People’s United Bank Loan

On December 18, 2009, Cole TS Gloucester NJ, LLC and Cole HD Winchester VA, LLC (each, a “Borrower” and collectively, the “Borrowers”) entered into a mortgage loan agreement with People’s United Bank, a federally chartered banking corporation, in the principal amount of $17.5 million (the “People’s United Loan”). Each Borrower is a Delaware single-member limited liability company, wholly-owned by Cole REIT III Operating Partnership, LP (“CCPT III OP”), the operating partnership of Cole Credit Property Trust III, Inc. (the “Company”). The People’s United Loan is collateralized by the two single-tenant commercial properties owned by the Borrowers with an aggregate purchase price of approximately $34.0 million.

The Borrowers executed a swap agreement with People’s United Bank (the “Swap Agreement”), effective December 18, 2009, which fixed the interest rate at 5.75% per annum through the maturity date of the People’s United Loan of January 1, 2017 (the “Maturity Date”). The People’s United Loan is an interest-only loan with payments due monthly until February 1, 2013. Thereafter, monthly principal and interest payments are based on a 25-year amortization schedule, with any remaining principal amounts due upon the Maturity Date.

The People’s United Loan may be prepaid in whole or in part prior to the Maturity Date; however, the Borrowers would be required to pay a prepayment fee under the People’s United Loan and any breakage costs under the Swap Agreement. The People’s United Loan is non-recourse to the Borrowers, but the Borrowers and CCPT III OP are liable for customary non-recourse carve-outs.

Upon the occurrence of an event of default, interest on the People’s United Loan would accrue at an annual default interest rate equal to the lesser of the then-current interest rate plus 5%, or the maximum rate permitted by the state law governing the People’s United Loan and any outstanding principal and interest would be payable on demand.

In connection with the People’s United Loan, the Company paid its advisor, Cole REIT Advisors III, LLC (the “Advisor”), a finance coordination fee equal to $175,000.

Jackson National Life Insurance Company Loan

On December 22, 2009, Cole HD Tucson AZ, LLC, Cole MT Flagstaff AZ, LLC, Cole WG Goose Creek SC, LLC, Cole PX Mountain Brook, LLC, Cole TS Irmo SC, LLC, Cole LO Kansas City MO, LLC and Cole KO Columbia SC, LLC (each, a “Jackson Borrower” and collectively, the “Jackson Borrowers”) entered into a mortgage loan agreement with Jackson National Life Insurance Company (“Jackson National”) in the principal amount of $32.0 million (the “Jackson Loan”). Each Jackson Borrower is a Delaware single-member limited liability company, wholly-owned by CCPT III OP. The Jackson Loan is collateralized by one multi-tenant and six single-tenant commercial properties owned by the Jackson Borrowers with an aggregate purchase price of approximately $62.1 million.

The Jackson Loan bears interest at a fixed rate of 5.54% per annum and interest-only payments are due monthly until February 1, 2015 (the “Reset Date”), at which time Jackson National can reset the interest rate (the “Reset Rate”). The Company can accept the Reset Rate through the maturity date of January 1, 2020 (the “Jackson Maturity Date”) and pay monthly principal and interest payments based on a 22-year amortization schedule with any remaining principal amounts due upon the Jackson Maturity Date, or the Company may decide to reject the Reset Rate at which time the Jackson Loan would be immediately due.

The Jackson Loan may not be prepaid in whole or in part prior to January 1, 2012. Subsequent to January 1, 2012, the Jackson Loan may be prepaid in whole, but not in part, upon 30-days prior written notice and the payment of a prepayment premium.  The Jackson Loan is non-recourse to the Jackson Borrowers, but the Jackson Borrowers and CCPT III OP are liable for customary non-recourse carve-outs.

Upon the occurrence of an event of default, interest on the Jackson Loan would accrue at an annual default interest rate equal to the lesser of the then-current interest rate plus 5%, or the maximum rate permitted by the state law governing the Jackson Loan and any outstanding principal and interest would be payable on demand.

In connection with the Jackson Loan, the Company paid the Advisor a finance coordination fee equal to $320,000.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated by reference into this Item 2.03.

Item 8.01	Other Events

The Board of Directors of the Company has authorized a daily distribution, based on 365 days in the calendar year, of $0.001849509 per share (which equates to approximately 6.75% on an annualized basis calculated at the current rate, assuming a $10.00 per share purchase price) for stockholders of record as of the close of business on each day of the period commencing on January 1, 2010 and ending on March 31, 2010. The payment date for each of the daily distributions of the period commencing on January 1, 2010 and ending on January 31, 2010 will be in February 2010. The payment date for each of the daily distributions of the period commencing on February 1, 2010 and ending February 28, 2010 will be in March 2010. The payment date for each of the daily distributions of the period commencing on March 1, 2010 and ending on March 31, 2010 will be in April 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: December 23, 2009	COLE CREDIT PROPERTY TRUST III, INC.
	By:	/s/ D. Kirk McAllaster, Jr.
	Name:	D. Kirk McAllaster, Jr.
	Title:	Executive Vice President and Chief Financial Officer (Principal Financial Officer)

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